UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

October 28, 2015

CAMBRIAN MINERALS GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-14319	84-0991764
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

611 Walnut Street, Gadsden, Alabama 35901
(Address of principal executive offices)

(888) 960-7347

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cambrian Minerals Group, Inc. (a/k/a Standard Metals Processing, Inc.) (the “Company”) is in the process of reorganizing our management team. Mr. Robert Geiges came to a mutual agreement with the Board of Directors to terminate his employment agreement on October 28, 2015. Ms. Sharon Ullman was appointed to serve as interim Chief Financial Officer until the position can be filled on a more permanent basis.

Sharon L. Ullman was appointed to our board of directors on March 18, 2011, in connection with the Shea Exchange Agreement. Effective December 16, 2011, Ms. Ullman was appointed to serve as the Company’s interim Chief Executive Officer and Executive Chairperson of the Board. On October 9, 2012, the Board of Directors voted to remove “interim” from her title and approve her position as Chief Executive Officer and Chairman of the Board. On February 6, 2014, the Board of Directors voted to appoint Ms. Ullman the Company’s President and Executive Chairwoman of the Board of Directors. She has since stepped down as CEO and President and is now the Company’s Chief Administrative Officer.

Since June 2010, Ms. Ullman has served as the Manager of Afignis, LLC (“Afignis”), a New York limited liability company, which was established to identify and develop mining, natural resource and agricultural opportunities on a global basis, with a focus on emerging markets. Afignis has made several investments, including holding approximately 19% of our outstanding common stock and the acquisition of mining and agricultural interests in Sierra Leone, Africa. The Sierra Leone investment is managed by Afignis Sierra Leone Limited, a Sierra Leone company, which is a strategic partnership between the Mende tribe and Afignis. Ms. Ullman has been the President of Afignis Sierra Leone Limited since 2010. Afignis Sierra Leone Limited is involved in gold and diamond mining operations and had interests in large parcels of arable land for agriculture including acres of cacao and coffee plantations.

Ms. Ullman is active in philanthropic and government relations through her work as the Founder, President and Chief Executive Officer of S. L. Ullman & Associates, formed in 2007 as a private consulting firm, and has been recognized for her achievements in these areas.

Ms. Ullman served as the Executive Director and President of the 23rd Street Association (the “Association”). Through her efforts, the Association was involved in the development of Project 9A, the Hudson River Waterfront and the High Line. She was a prominent leader in the revitalization of historic Madison Square Park, helping to raise millions for its restoration and maintenance. She successfully led the effort to establish the Flatiron/23rd Street Partnership, a Business Improvement District in the Flatiron/23rd Street area. Her efforts as the founding member and member of the Board, helped reinforce the Flatiron/23rd Street area’s growing stature as one of the city’s premier destination spots.

Ms. Ullman has worked with all levels of government and government agencies and has been widely acknowledged for her contributions. Her numerous awards include being voted a top 100 New Yorker. She was written into the congressional record with remarks in recognition of her outstanding leadership by congresswoman Carolyn Maloney in 2004 and 2007, she received letters of recognition and outstanding citizen citations from President Bill Clinton, Governor George Pataki, Mayors Michael Bloomberg and Rudolf Giuliani, and she received letters of recognition from then senator Hillary Rodham Clinton and Charles E. Schumer.

Ms. Ullman has been awarded the Outstanding Citizen Award from Speaker Christine Quinn, Council of the City of New York, and letters of recognition from State Senators, State Assembly Members, City Council Members and Police Commissioners. She received the Tilden Humanitarian Award and the Humanitarian of the Year Award from Concerned Citizen’s Speak. She has participated in Mayor Bloomberg’s “Friday Morning Breakfasts” for outstanding community leaders to discuss important issues affecting the city.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 30, 2015	Cambrian Minerals Group, Inc. (a/k/a Standard Metals Processing, Inc.)

	By:	/s/ Tina Gregerson
Tina Gregerson Interim Chief Executive Officer